TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (the “Agreement”) is entered into on December 11, 2025 by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and GARY A. SHIFFMAN ( “Shiffman”). As used herein, “Company” shall refer to the REIT and SCOLP together.

WITNESSETH:
WHEREAS, Shiffman previously served as the Chief Executive Officer of the Company and retired from such office effective October 1, 2025;
WHEREAS, the Company wishes to secure Shiffman’s continuing services for a period of time during the Transition Period (as defined below) and to provide certain benefits to Shiffman; and
WHEREAS, it is the desire of the Company and Shiffman to set forth their mutual agreement with respect to all matters relating to the terms under which Shiffman will continue to provide services to the Company following his retirement as Chief Executive Officer during the Transition Period.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Engagement and Duties. From October 1, 2025 through March 31, 2026 (the “Transition Period”), the Company shall engage Shiffman as a Senior Adviser to the Company. Shiffman shall be an employee of the Company through December 31, 2025 and all payments, vesting of shares and benefits received by Shiffman for the remainder of the Transition Period shall be treated as a guaranteed payment due to his status as a partner in SCOLP. Shiffman shall provide such assistance as the Chief Executive Officer of the Company may reasonably request to transition Shiffman’s role as Chief Executive Officer to his successor and perform such other duties as may reasonably be requested from time to time by the Chief Executive Officer of the Company.
2.Payments and Benefits. In consideration for Shiffman’s performance of services described in Section 1 above during the Transition Period and his other obligations and releases provided pursuant to this Agreement:
a.Salary. For his services during the Transition Period, the Company will pay Shiffman $75,000 per month, payable in accordance with the Company’s usual pay practices.

b.Benefits. During the portion of the Transition Period that he is an employee of the Company (through December 31, 2025), the Company will continue to provide Shiffman with all employee benefits it provided before the Transition Period and for which Shiffman is eligible under the terms of the applicable plan documents. This includes, without limitation, life, medical, dental, optometry and hospitalization insurance and participation in the Company’s retirement plans, 401(k) plans and other savings plans. During the portion of the Transition Period that Shiffman’s compensation is reported as a guaranteed payment from SCOLP, the Company shall reimburse Shiffman for all employer-side payroll taxes that the Company otherwise would have paid had Shiffman been an employee.
c.Annual Bonus for 2025. Subject to Section 2.g. below, Shiffman shall be eligible to receive a cash bonus in respect of his performance in 2025 as determined by the Compensation Committee of the Company’s Board of Directors in accordance with the performance metrics previously adopted by the Compensation Committee for Shiffman’s 2025 bonus. Such bonus shall be determined and paid at the same time as 2025 bonuses paid to the Company’s other executive officers. For the avoidance of doubt, Shiffman will not be eligible for a bonus for 2026.
d.Vesting of Restricted Stock.
i.Subject to Section 2.d.ii. and Section 2.g below, all 118,000 outstanding unvested shares of restricted stock issued to Shiffman under the Company’s 2015 Equity Incentive Plan, as amended, as set forth on the attached Schedule 1 (collectively, the “Shares”), shall be accelerated and vest on January 2, 2026. For the avoidance of doubt, the Shares include 45,000 shares of restricted stock issued to Shiffman on February 24, 2023 that were originally subject to performance vesting conditions to be measured on December 31, 2025. The Company and Shiffman agree that the award agreement relating to such Shares shall be amended to reflect the revised vesting terms set forth in this paragraph.
ii.Notwithstanding the foregoing, if prior to the vesting of the Shares the Company terminates Shiffman’s engagement hereunder for Cause (as defined below) or if Shiffman terminates his engagement hereunder without Good Reason (as defined below), all such unvested shares shall be forfeited by Shiffman on the date of such termination, and (ii) if, prior to the vesting of the Shares the Company terminates Shiffman’s engagement hereunder without Cause, if Shiffman terminates his engagement hereunder for Good Reason, if Shiffman dies, or if Shiffman becomes permanently disabled (as defined in the Prior Agreement), all such unvested shares shall be accelerated and vest on the date of such termination, death or disability. In the event of an inconsistency between the terms of this Section 2.d. and any stock-

based compensation award agreements between the Company and Shiffman, this Section 2.d. shall control.
iii.“Cause” shall mean: (i) a material breach by Shiffman of any provision of this Agreement or the surviving terms of the Prior Agreement (if the breach is curable, it will constitute Cause only if it continues uncured for a period of five (5) business days after Shiffman’s receipt of written notice of such breach from the Company); (ii) Shiffman’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than five (5) business days after Shiffman’s receipt of written notice of such deficiency; (iii) Shiffman’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the REIT, renders Shiffman’s continued engagement harmful to the Company; (iv) Shiffman’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; or (v) Shiffman’s conviction or the entry of a plea of guilty or no contest by Shiffman with respect to any felony or other crime that, in the reasonable good faith judgment of the REIT, adversely affects the Company or its reputation or business.
iv.“Good Reason” shall mean a material breach by the Company of this Agreement or the surviving terms of the Prior Agreement that is not cured within five (5) business days after receiving written notice from Shiffman of such breach, which notice must be provided within thirty (30) days of the initial existence of the Good Reason condition, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Nominating and Corporate Governance Committee of the Company’s Board of Directors in the reasonable and good faith exercise of its discretion. Written notice of an event constituting Good Reason must be provided to the Company by Shiffman within thirty (30) days of its occurrence. The Company will have five (5) business days to cure such occurrence, and Shiffman may not terminate this Agreement due to Good Reason more than five (5) business days following the last day of such cure period (and only if the Company has failed to cure).
e.Insurance Coverage. Subject to Section 2.g below, during the period from January 1, 2026 through August 31, 2026, the Company will pay the premiums required for Shiffman to obtain continuing COBRA coverage under the Company’s medical, dental and vision health insurance plans for himself, his spouse and his eligible dependents. During the period from September 1, 2026 through September 30, 2027, the Company will reimburse Shiffman for the premiums required for Shiffman to obtain supplemental Medicare coverage. Shiffman acknowledges that the value of such reimbursement from the Company to Shiffman as described in this paragraph may be taxable to Shiffman.
f.Expense Reimbursement. In accordance with Company policies, during the portion of the Transition Period that he is an employee of the Company, the Company will reimburse Shiffman for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform during the Transition Period.
g.Release; Compliance with Restrictive Covenants. The Company’s obligation to make the payments and provide the benefits set forth in any of Sections 2.c., 2.d. and 2.e. above (collectively, the “Termination Benefits”) shall be in consideration of and contingent upon Shiffman’s timely execution within one business day of presentment by the Company and non-revocation of a release of claims substantially in the form of the attached Exhibit A (a “Release”). If Shiffman fails to timely execute (or Shiffman revokes) the Release or if Shiffman violates any restrictive covenants to which Shiffman may be subject, Shiffman shall not be eligible to receive the Termination Benefits, provided, however, that, in the case of a violation of a restrictive covenant, the Company shall provide Shiffman with written notice of such violation and, if such violation is curable, not less than 15 days to cure, except if such cure period would otherwise extend beyond the vesting date of the Shares as provided above, it shall instead end on such vesting date. After the expiration of the Revocation Period, as defined in a Release, nothing in this paragraph shall modify or extinguish Shiffman’s releases contained in a Release.
h.Clawback Policy. Notwithstanding anything to the contrary herein, Shiffman acknowledges and agrees that any incentive compensation paid or payable to him hereunder is subject to the Sun Communities, Inc. Executive Compensation Recovery (Clawback) Policy (the “Clawback Policy”), and any similar clawback or compensation recovery policy that may be in effect from time to time to the extent required by applicable law. Shiffman acknowledges and confirms that he (i) has received and reviewed a copy of the Clawback Policy (ii) is, and will continue to be, subject to the Clawback Policy, and that the Clawback Policy will apply both during and after his employment and engagement by the Company. Further, Shiffman agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Clawback Policy.

3.Effect on Existing Agreements and Continuing Obligations. The Company and Shiffman acknowledge and agree that the Employment Agreement between Shiffman and the

Company dated March 29, 2021, as amended (the “Prior Agreement”) is terminated. For the avoidance of doubt, the parties’ obligations under Section 8 (Compensation Upon Termination or Disability) and Section 10 (Effect of Change in Control) of the Prior Agreement are extinguished by the terms of this Agreement. Notwithstanding the foregoing, the Company and Shiffman acknowledge and agree that Sections 6 (Reimbursement of Business Expenses), 12 (Confidentiality), 13 (Covenant Not to Compete and Non-Solicitation), 14 (Reasonableness of Restrictive Covenants), 15 (Arbitration), 16 (Notice), 17 (Cooperation in Future Matters), and 18 (Miscellaneous) of the Prior Agreement shall survive its termination and remain in full force and effect and are not modified or terminated by this Agreement, provided, that, (i) the reference to marinas being in the same business or businesses as the Company shall be removed from Section 13 of the Prior Agreement, and such business shall not be considered competitive and (ii) Section 13 of the Prior Agreement shall not prevent Shiffman from providing services to a unit, division, subsidiary or affiliate of an entity which competes with the Company so long as such unit, division, subsidiary or affiliate does not compete with the Company and Shiffman does not provide services to any unit, division, subsidiary or affiliate of such entity which competes with the Company. The Company and Shiffman agree that the Indemnification Agreement dated February 19, 2025 between the Company and Shiffman shall continue in accordance with its terms.

4.Miscellaneous.

a.Severability. The provisions of this Agreement are severable. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

b.Assignment; Benefit. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the REIT or SCOLP. In the event any such merger, consolidation or reorganization of either of them shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting entity or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company in which event the Company shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Shiffman.

c.Waivers and Enforcement. The failure of the Company to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent the Company thereafter from enforcing each and every other provision of this Agreement. The rights granted the Company herein are cumulative, and the waiver of any single remedy shall not constitute a waiver of the Company’s right to assert all other legal remedies available to it under the circumstances.

d.Withholding. The Company may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

e.Entire Agreement. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the date hereof.

f.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Michigan.

g.Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

h.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i.Expenses. Each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

5.Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision to the extent permitted by Section 409A of the Code. Notwithstanding anything contained herein to the contrary, Shiffman shall not be considered to have terminated employment with the Company for purposes of any payments under this

Agreement which are subject to Section 409A of the Code until Shiffman would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent it is determined that any such payments or benefits constitute “deferred compensation” under Section 409A and Shiffman is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Shiffman’s separation from service or the date of Shiffman’s death, the Company shall (A) pay to Shiffman a lump sum amount equal to the sum of the payments that Shiffman would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement or such other plan or arrangement of deferred compensation, as applicable. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Shiffman and the Company during the six−month period immediately following Shiffman’s separation from service shall instead be paid on the first business day after the date that is six months following Shiffman’s separation from service (or, if earlier, Shiffman’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Shiffman under this Agreement shall be paid to Shiffman on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Shiffman) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this paragraph, Section 409A of the Code shall include all Treasury regulations and any other guidance promulgated thereunder or published with respect thereto.

[Signatures on following page]

    IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first written above.

                        REIT:

                        SUN COMMUNITIES, INC.,
                        a Maryland corporation

                        By: /s/ Charles D. Young
                        Name: Charles D. Young
                        Title: Chief Executive Officer

                        SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

                        By:     Sun Communities, Inc., a Maryland
corporation, its General Partner

                        By:     /s/ Charles D. Young
                        Name: Charles D. Young
                        Title: Chief Executive Officer

                        SHIFFMAN:

                        /s/ Gary A. Shiffman
                        GARY A. SHIFFMAN

Schedule 1

Equity Awards

Grant Date	Time-Vesting Shares	Performance-Vesting Shares	Total Shares
March 17, 2021	6,800	–	6,800
February 23, 2022	13,600	–	13,600
February 24, 2023	18,000	45,000	63,000
March 4, 2024	1,600	3,000	4,600
March 7, 2025	12,000	18,000	30,000
TOTAL	52,000	66,000	118,000

Exhibit A

Form of Release

RELEASE AGREEMENT

This Release Agreement (the “Release”) is entered into by and between Gary A. Shiffman (“Shiffman”) and Sun Communities, Inc., a Maryland corporation (the “REIT”), and Sun Communities Operating Limited Partnership, a Michigan limited partnership (“SCOLP”, and together with the REIT, the “Company”) as of the last date written below.

RECITALS

A.    Shiffman and the Company are parties to a Transition Services Agreement dated __________, 2025 (the “Services Agreement”), under which the Company engaged Shiffman as a Senior Advisor to the Company.

B.    One or more Termination Benefits (as defined in the Services Agreement) has become payable or deliverable under the Services Agreement, and this Release is interpreted and enforceable in conjunction with the Services Agreement.

Now, therefore, in consideration of the terms, conditions, representations, promises, recitals and covenants contained herein, the parties agree as follows:

1.    Release and Indemnification.

(a)    In consideration of the Termination Benefits, except as provided in Section 2 below, Shiffman forever releases and discharges the REIT, SCOLP and their respective parents, affiliates, subsidiaries, predecessors, successors, assigns, members, partners, agents, employees, officers, directors and shareholders, in each case, solely in their official capacities as such, (collectively, the “Released Parties”) from any and all liabilities, claims, controversies, actions, causes of action, demands, debts, damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and equity, both past and present, whether known or unknown, suspected or claimed, against any Released Party as a result of any fact, matter or thing existing as of the date of this Release, including but not limited to any claims arising from or relating in any way to Shiffman’s employment with the Company, including but not limited to the following (collectively, “Claims”):

(i)    any claim of failure to hire, breach of contract, wrongful discharge, discharge in violation of public policy, constructive discharge, breach of employment policy, or failure to pay compensation or benefits of any kind;

(ii)    any claim of discrimination or harassment on the basis of any protected category, hostile work environment, assault, battery, interference with business, economic and contractual relations or expectancy, violation of public policy, negligence, gross negligence, conspiracy, misrepresentation, fraud, libel, slander, intentional infliction of emotional distress, negligence of any kind or invasion of privacy;

(iii)    any claim of retaliation or retaliatory discharge or for any involvement in, or retaliation for the filing of statutory claims, including, but not limited to, under any whistleblower protection act;

(iv)    any claim of violation of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the Employee Retirement Income Security Act of 1974, as amended, except for vested pension rights, if any;

(v)    any claim of violation of any other federal or state statutes or common law, or of any other law, statute, ordinance or contract, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA) (including the Older Workers Benefit Protection Act); the Genetic Information and Discrimination Act (GINA); the Michigan Persons with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act (FMLA), the Elliott-Larsen Civil Rights Act, the Earned Sick Time Act, and the Bullard-Plawecki Employee Right-to-Know Act; and

(vi)    any claim for attorney’s fees, penalties, or costs related to any of the foregoing; provided, however, that Shiffman does not discharge or release any Released Party with respect to a claimed breach of or the enforcement of this Release.

(b)    Nothing in this Release shall be construed to prohibit Shiffman from filing a charge with, or providing truthful information to, or participating in any investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or the National Labor Relations Board; provided, however, notwithstanding the foregoing, Shiffman waives all rights to recover money damages pursuant to proceedings on or in settlement of any charge filed by Shiffman or by anyone else seeking relief on behalf of Shiffman. Nothing contained in this Release or the Services Agreement limits Shiffman’s rights to (i) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation that cannot be waived by law or (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity that cannot be waived by law.

(c)    Shiffman further represents and warrants that as of the date of execution of this Release, he has not filed, initiated, or undertaken to process any claim, demand, action, and/or cause of action against any Released Party, and has not assigned any such claim. Shiffman shall indemnify and hold harmless the Released Parties from any and all injuries, harm, damages, costs, losses, expenses, and/or liability, including reasonable attorneys’ fees and court costs, incurred by the Released Parties in defending against any claims or demands which may be asserted against any Released Party that may have been previously filed, initiated or undertaken in contravention of these representations and warranties.

(d)    Except for the Termination Benefits, upon the receipt of Shiffman’s last paycheck, Shiffman agrees that Company has paid him all compensation, bonuses, commissions, expenses, and other benefits owed to Shiffman or believed to be owed to Shiffman resulting from his employment and engagement by the Company and that no other compensation of any kind, expenses or benefits are owed to Shiffman.

2.    Excluded Claims. Shiffman’s release provided in Section 1 above does not extend or apply to the following:

(a)the Company’s obligations to pay or provide the Termination Benefits,
(b)previously vested benefits under any Company-sponsored benefit plans,

(c)claims related to the enforcement of the Services Agreement,

(d)    Shiffman’s entitlement to be indemnified as a director or officer of the REIT pursuant to (i) the REIT’s articles of incorporation (as amended, restated or otherwise modified and in effect at the relevant time), (ii) the REIT’s bylaws (as amended, restated or otherwise modified and in effect at the relevant time), (iii) any resolution duly adopted by the REIT’s Board of Directors or shareholders and in effect at the relevant time, (iv) the Maryland General Corporation Law, (v) any indemnification agreement between the REIT and Shiffman, and/or (vi) any other applicable law, rule or regulation or court order or judgment or any other agreement in effect at the relevant time, or

(e)    any other rights or claims that may arise after the date of this Release.

For avoidance of doubt, nothing contained herein shall be deemed a waiver or release by Shiffman with respect to any protections or other rights to which he may be entitled under any D&O insurance policy or other insurance policy.

3.    Time to Consider Release, Execution of Release, and Revocation Period. Shiffman understands and acknowledges that he is waiving any and all claims under the ADEA or OWBPA, as referenced above, which prohibits age discrimination in employment. Shiffman understands and/or agrees that:

(a)Company is advising Shiffman to consult with an attorney prior to executing this Release. Shiffman has read each section of this Release and agrees that it is written in a manner that Shiffman understands. Shiffman’s waiver and release do not apply to any rights or claims that may arise after Shiffman executes this Release;

(b)Shiffman has been provided more than twenty-one (21) days to consider this Release (the “Consideration Period”). Shiffman acknowledges that he has had the opportunity to consult with his attorney and that his attorney has advised him of his rights and obligations under this Release. Shiffman shall execute and return a signed copy of this Release in person to, or it must be postmarked and mailed to the attention of [______], 27777 Franklin Road, Suite 300, Southfield, MI 48034 [______] in accordance with the timeline set forth in the Services Agreement.

(c)    Shiffman may revoke this Release within seven (7) days following the date he signs the Release (the “Revocation Period”). To be effective, any such revocation must be in writing and signed by Shiffman. The revocation must state, “I hereby revoke my acceptance of the Release Agreement among Sun Communities, Inc,. Sun Communities Operating Limited Partnership and me.” Within the Revocation Period, Shiffman must deliver the signed revocation in person to, or it must be postmarked and mailed to the attention of [______], 27777 Franklin Road, Suite 300, Southfield, MI 48034.

IN WITNESS WHEREOF, the parties have executed this Release Agreement.

Shiffman: ________________________________ Date: ___________________________	REIT: SUN COMMUNITIES, INC. By: ________________________ Name: ______________________ Title: _______________________ Date: _______________________

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

By: Sun Communities, Inc., a Maryland corporation, its General Partner

By: ________________________
Name: ______________________
Title: _______________________

Date: _______________________

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